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                                                                    EXHIBIT 10.6

[ACUBID.COM LETTERHEAD]


October 1, 1999

Neil J. Salkind
Studio B Literary Agency
734 Indiana Street
Lawrence, KS 66044

Re: Acubid.com

Deal Neil:

     Thank you for taking the time to visit our facilities and share your thoughts with us. It was very informative and helpful. After discussing what you could bring to the Company with our Board of Directors we would like to invite you to become a member of our Advisory Board.

     As a member you would be available, consistent with your own schedule, to consult with the Company regarding the design, functionality, use and all other phases of our website. The Company would have the right to use your name and credentials as a member of said Board in any of its marketing endeavors.

     In exchange for serving on the Advisory Board from 10/1/99 through 10/1/2000 you would receive and option to purchase 10,000 shares of common stock of the Company for $2.00 per share. The option shall be for a two year term. In addition you would receive 5,000 shares of stock in the Company as payment for your advisory services.

     If this is acceptable please sign and return a copy of this letter. We all look forward to working with you and gaining from your knowledge and experience in this area to make Acubid.com the premier auction site on the worldwide web.

Very sincerely,                                    Approved

/s/ M. A. SCHAFFER                                 /s/ NEIL J. SALKIND

AcuBid.com Inc.                                    Neil J. Salkind
Michael Schaffer CEO